SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-K/A
                                 Amendment No. 1


                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported) September 10, 1998


                             WASTE INDUSTRIES, INC.
      --------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                                 North Carolina
--------------------------------------------------------------------------------
                 (State or other jurisdiction of incorporation)


          0-22417                                           56-0954929
-----------------------------                       --------------------------
  (Commission file Number)                           (IRS Employer ID Number)


               3949 Browning Place, Raleigh, North Carolina 27609
--------------------------------------------------------------------------------
(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code        (919) 782-0095
                                                       -------------------------


                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

      Pursuant to an Agreement and Plan of Merger dated as of September 9, 1998 (the "Merger Agreement"), by and among Waste Industries, Inc., a North Carolina corporation (the "Registrant"), TWS Merger Corporation, a Georgia corporation and a wholly owned subsidiary of the Registrant ("Subsidiary"), Trans Waste Services, Inc., a Georgia corporation ("Trans Waste"), the Thomas C. Cannon IRA and MML Limited Partnership, a Georgia limited partnership, as the sole shareholders of Trans Waste (the "Shareholders"), Thomas C. Cannon and James F. Taylor, the Registrant acquired, in exchange for approximately $13.3 million in cash plus 706,370 shares of the Registrant's Common Stock valued at approximately $13.5 million, all of the outstanding stock of Trans Waste effective on September 10, 1998. Trans Waste is engaged in solid waste collection and the development, ownership and operation of four transfer stations and a landfill in Albany, Georgia. The source of the funds for the acquisition was the Registrant's $60.0 million revolving credit facility with BB&T, $50.0 million of which is available for acquisitions and capital expenditures.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

                           (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                                    1)      The financial statements for the
                                            acquired business (Trans Waste)
                                            required by Item 7 of Form 8-K
                                            promulgated by the Commission under
                                            the Securities Exchange Act of 1934,
                                            as amended (the "Exchange Act"), are
                                            filed with this report. Trans Waste
                                            Financial Statements as of September
                                            30, 1997 and the year then ended and
                                            Unaudited Interim Financial
                                            Statements as of June 30, 1998 and
                                            for the nine-month periods ended
                                            June 30, 1998 and 1997 include the
                                            following:

                                            a)  Report of Independent Auditors
                                            b)  Balance Sheets
                                            c)  Statements of Income and
                                                Retained Earnings
                                            d)  Statements of Cash Flows
                                            e)  Notes to Financial Statements

                           (b)            PRO FORMA FINANCIAL INFORMATION.

                                            The following pro forma financial
                                            information required by Item 7 of
                                            Form 8-K promulgated by the
                                            Commission under the Exchange Act is
                                            filed with this report:

                                            1)   Introduction to the Unaudited
                                                 Pro Forma Financial Data

                                            2)   Unaudited Pro Forma Statement
                                                 of Operations Data for the
                                                 Nine-Months Ended September 30,
                                                 1998

                                            3)   Unaudited Pro Forma Statement
                                                 of Operations Data for the Year
                                                 Ended December 31, 1997 and
                                                 Accompanying Notes

                           (c)            EXHIBITS.

                                            2.2* Agreement and Plan of Merger
                                                 dated as of September 9,1998,
                                                 by and among the Registrant,
                                                 Subsidiary, Trans Waste, the
                                                 Shareholders, Thomas C. Cannon
                                                 and James F. Taylor.

                                    ----------------------
                                    *  Previously filed

                           TRANS WASTE SERVICES, INC.

                              FINANCIAL STATEMENTS

                        Year Ended September 30, 1997 and
            Nine Months Ended September 30, 1998 and 1997 (unaudited)

TABLE OF CONTENTS
-----------------



                                                                                                      PAGE NO.
                                                                                                      --------
INDEPENDENT AUDITORS' REPORT                                                                              1

FINANCIAL STATEMENTS

   Balance Sheets as of September 30, 1997 and as of June 30, 1998 (unaudited)                            2

   Statement of Income and Retained  Earnings for the Year Ended  September  30,
     1997 and for the Nine Months Ended June 30, 1998 and
     1997 (unaudited)                                                                                     3

   Statement of Cash Flows for the year ended September 30, 1997 and for
     the Nine Months Ended June 30, 1998 and 1997 (unaudited)                                           4 - 5

   Notes to Financial Statements                                                                       6 - 11

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Trans Waste Services, Inc.
Albany, Georgia


We have audited the accompanying balance sheet of Trans Waste Services, Inc. ("The Company") as of September 30, 1997, as defined in Note 1, consisting of the waste collection, transportation and disposal operations acquired by Waste Industries, Inc. ("Waste Industries"), and the related statements of income, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

The accompanying financial statements were prepared to present the financial position and related results of operations and cash flows of the Company, which was acquired by Waste Industries, and may not necessary reflect the financial position, results of operations and cash flows of the Company that might have resulted had it operated as a stand-alone company.

In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Trans Waste Services, Inc. as of September 30, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.



/s/ Alday, Tillman, Wright & Giles, P.C.
-----------------------------------------
Alday, Tillman, Wright & Giles, P.C.


August 26, 1998
(except for Note 10, as to
 which the date is September 10, 1998)

TRANS WASTE SERVICES, INC.
BALANCE SHEETS


                                                                                           UNAUDITED
                                                                             SEPTEMBER 30,  JUNE 30,
                                                                                 1997         1998
                                                                              ----------   ----------
ASSETS
   CURRENT ASSETS
     Cash, including interest bearing deposits: 1997-$393,892                 $  461,207   $  352,119
     Accounts receivable                                                       1,135,648    3,248,556
     Investments                                                                 161,075         --
     Prepaid expenses                                                             49,791       26,626
     Notes receivable                                                            135,580         --
     Due from related party                                                      230,609         --
                                                                              ----------   ----------

TOTAL CURRENT ASSETS                                                           2,173,910    3,627,301

   PROPERTY AND EQUIPMENT, net of accumulated
      depreciation :1997 - $796,621                                            1,083,092    1,316,806

   OTHER ASSETS
     Intangibles, net of accumulated amortization :1997 - $34,952                 32,697       22,549
     Deposits                                                                        175         --
                                                                              ----------   ----------

TOTAL OTHER ASSETS                                                                32,872       22,549

TOTAL ASSETS                                                                  $3,289,874   $4,966,656
                                                                              ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

   CURRENT LIABILITIES
     Accounts payable                                                         $  200,177   $  587,239
     Accrued liabilities                                                         123,803      250,062
     Income taxes payable                                                        398,310      355,054
     Deferred income taxes                                                       296,369      296,369
     Notes payable                                                               173,887      858,403
     Current maturities of long-term debt                                        186,132         --
     Current maturities of capital lease obligations                              93,875       95,000
                                                                              ----------   ----------

TOTAL CURRENT LIABILITIES                                                      1,472,553    2,442,127


   LONG-TERM LIABILITIES
     Long-term debt, less current maturities                                     179,259         --
     Capital lease obligations, less current maturities                          124,028       46,577
     Deferred income taxes                                                        49,152       56,222
                                                                              ----------   ----------

TOTAL LONG-TERM LIABILITIES                                                      352,439      102,799


   STOCKHOLDERS' EQUITY
     Common stock - 10,000 shares authorized, issued and
       outstanding, no par                                                       291,997      291,997
     Retained earnings                                                         1,172,885    2,129,733
                                                                              ----------   ----------

TOTAL STOCKHOLDERS' EQUITY                                                     1,464,882    2,421,730
                                                                              ----------   ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                    $3,289,874   $4,966,656
                                                                              ==========   ==========



See accompanying notes and independent auditors' report.
                                       -2-

TRANS WASTE SERVICES, INC.
STATEMENTS OF INCOME AND RETAINED EARNINGS




                                                                                                               Unaudited
                                                                                        Year Ended          Nine Months Ended
                                                                                        September 30,             June 30,
                                                                                            1997            1998           1997
                                                                                         -----------    -----------    -----------
NET SALES                                                                                $ 8,415,803    $ 9,458,340    $ 5,610,024

OPERATING COSTS AND EXPENSES
   Cost of service operations                                                              5,895,531      6,877,966      3,692,697
   Selling, general and administrative                                                       658,419        667,619        496,882
   Depreciation and amortization                                                             405,578        355,627        398,073
                                                                                         -----------    -----------    -----------

TOTAL OPERATING COSTS AND EXPENSES                                                         6,959,528      7,901,212      4,587,652
                                                                                         -----------    -----------    -----------

INCOME FROM OPERATIONS                                                                     1,456,275      1,557,128      1,022,372

OTHER INCOME (EXPENSES)
   Gain on sales of property and equipment                                                   172,622           --             --
   Other income                                                                               23,297         23,166           --
   Interest expense                                                                          (86,089)       (36,042)      (101,464)
                                                                                         -----------    -----------    -----------

TOTAL OTHER INCOME (EXPENSES)                                                                109,830        (12,876)      (101,464)
                                                                                         -----------    -----------    -----------

INCOME BEFORE INCOME TAXES                                                                 1,566,105      1,544,252        920,908

INCOME TAXES                                                                                 606,197        579,000        357,000
                                                                                         -----------    -----------    -----------

NET INCOME                                                                                   959,908        965,252        563,908

RETAINED EARNINGS AT BEGINNING OF PERIOD                                                     212,977      1,172,885        212,977

OTHER CAPITAL TRANSACTIONS                                                                      --           (8,404)          --
                                                                                         -----------    -----------    -----------

RETAINED EARNINGS AT END OF PERIOD                                                       $ 1,172,885    $ 2,129,733    $   776,885
                                                                                         ===========    ===========    ===========


See accompanying notes and independent auditors' report.

TRANS WASTE SERVICES, INC.
STATEMENTS OF CASH FLOWS

                                                                                      Unaudited
                                                               Year Ended         Nine Months Ended
                                                               September 30,           June 30,
                                                                   1997           1998          1997
                                                               -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                  $   959,908    $   965,252    $   563,908
   Adjustments to reconcile net income
     to net cash provided by operating activities
       Depreciation                                                392,049        345,479        398,073
       Amortization                                                 13,529         10,148           --
       Deferred income tax provision                               145,420          7,070           --
       Gain on sales of property and equipment                    (172,622)        (1,871)          --
       Unrealized gains on investments                              (7,338)          --             --
     (Increase) decrease in
       Accounts receivable                                        (684,761)    (2,112,908)      (520,074)
       Prepaid expenses and other assets                             5,179         23,340        (45,700)
     Increase (decrease) in
       Accounts payable                                            103,413        387,062        389,813
       Accrued liabilities                                          94,727        126,259        297,961
       Income taxes payable                                        392,503        (43,256)       351,193
                                                               -----------    -----------    -----------

                             NET CASH PROVIDED BY (USED IN)
                                       OPERATING ACTIVITIES      1,242,007       (293,425)     1,435,174
                                                               -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of net assets for new subsidiary                      (107,000)          --             --
   Repayment receipts from (advance to) affiliate                 (230,609)       230,609       (632,614)
   Purchases of investments                                       (153,737)          --         (137,196)
   Proceeds from sale of investments                                  --          161,075           --
   Purchases of property and equipment                            (679,504)      (579,864)      (504,413)
   Proceeds from sales of property and equipment                   739,999          2,542           --
   Advances on notes receivable                                   (480,000)          --             --
   Repayment receipts on notes receivable                          427,345        135,580           --
                                                               -----------    -----------    -----------

                                            NET CASH USED IN
                                        INVESTING ACTIVITIES      (483,506)       (50,058)    (1,274,223)
                                                               -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Payments on notes payable                                       (76,163)          --             --
   Proceeds from long-term debt                                    109,098        650,646        316,049
   Payments on long-term debt                                     (256,246)      (331,521)      (248,148)
   Payments on capital lease obligations                          (189,424)       (76,326)          --
   Other capital transaction                                          --           (8,404)        13,946
                                                               -----------    -----------    -----------

                                  NET CASH PROVIDED BY (USED
                                    IN) FINANCING ACTIVITIES      (412,735)       234,395         81,847
                                                               -----------    -----------    -----------



See accompanying notes and independent auditors' report.

TRANS WASTE SERVICES, INC.
STATEMENT OF CASH FLOWS

                                                                Unaudited
                                             Year Ended     Nine Months Ended
                                            September 30,        June 30,
                                                 1997       1998          1997
                                              ---------   ---------    ---------
NET INCREASE (DECREASE)                       $ 345,766   $(109,088)   $ 242,798

CASH AND CASH EQUIVALENTS AT
         BEGINNING OF PERIOD                    115,441     461,207      115,441
                                              ---------   ---------    ---------

CASH AND CASH EQUIVALENTS AT
               END OF PERIOD                  $ 461,207   $ 352,119    $ 358,239
                                              =========   =========    =========

SUPPLEMENT DISCLOSURE

     Interest paid                            $  86,089   $  36,042    $ 101,464
                                              =========   =========    =========

     Income taxes paid                        $  68,274   $ 223,946    $      --
                                              =========   =========    =========

SUPPLEMENTAL SCHEDULE OF NON-CASH
     INVESTING AND FINANCING ACTIVITIES

     LONG-TERM DEBT AND CAPITAL LEASE
          OBLIGATIONS INCURRED ON PURCHASES
          OF PROPERTY AND EQUIPMENT           $ 200,317
                                              =========

     LONG-TERM DEBT AND CAPITAL LEASE
          OBLIGATIONS SATISFIED ON SALES OF
          PROPERTY AND EQUIPMENT              $ 687,099
                                              =========


See accompanying notes and independent auditors' report.

TRANS WASTE SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


Note 1 - Summary Of Significant Accounting Policies

Nature of Business and Operations. Trans Waste Services, Inc. (the "Company") is a multi-faceted environmental service company with the expertise and risk controls to serve all phases of waste collection, transportation and disposal.

Basis of Presentation. The financial statements include the accounts of the Trans Waste Services, Inc., a Georgia company. However, the financial statements do not include the accounts of Barber Petroleum and Equipment Company ("Barber"), a wholly-owned subsidiary, Pyramid Environmental Group, Inc. ("Pyramid"), a wholly-owned subsidiary, and Central Georgia Waste Services, Inc. ("Central Georgia"), a 50% investee.

Common stock of the Company was sold to Waste Industries, Inc. ("Waste Industries") under a stock purchase agreement dated September 9, 1998. Barber, Pyramid and Central Georgia were spun-off to the former stockholders of the Company immediately prior to the merger of the Company into Waste Industries.

Accounts Receivable. Accounts receivable have been adjusted to reflect collectible balances. An allowance for doubtful accounts has not been set up, since the amount is not considered to be material.

Investments. All of the Company's investments are classified as trading securities and carried at fair value. Unrealized holding gains of $7,338 have been included in earnings for the year ended September 30, 1997.

Property, Plant and Equipment. Property and equipment is recorded at cost. The cost of property and equipment is depreciated over the useful lives of the related assets. Depreciation is computed on the double declining balance and straight-line methods for financial reporting and income tax purposes.

The useful lives of property, plant and equipment for the purposes of computing depreciation are:

                                                        YEARS
                                                        -----

    Buildings and improvements                            39
    Machinery and equipment                              3 - 7

Maintenance and repairs are charged to operations when incurred. When property or equipment is retired or disposed of, its cost and the related accumulated depreciation are eliminated from the respective accounts, and gains or losses arising from the disposition are included in income for that period.

Intangibles. The Company's intangible asset relates to organization costs arising from the incorporation of the Company. This intangible is carried at amortized cost over 5 years.

Advertising Costs. The Company's policy is to expense nondirect-response advertising costs as they are incurred. Included as charges to net income for the year ended September 30, 1997 is $15,084 in advertising costs.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

TRANS WASTE SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


Note 1 - Summary Of Significant Accounting Policies, Continued

Statement of Cash Flows. For the purpose of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and money market funds.

Revenue Recognition. The Company has entered into long-term contracts with the Solid Waste Management Authority of Crisp County, Georgia (the Authority). During the year ended September 30, 1997, the Authority began netting landfill fees and equipment usage charges against remittances to the Company for fees due according to the contract terms. The Company's practice of recording revenues under these agreements is to gross up the revenue recognized and record landfill fees and equipment usage expense. Landfill fees and equipment usage expense included in the Company's statement of income under this policy are $1,186,620 and $ 377,774, respectively, for the year ended September 30, 1997.

Unaudited Interim Information. The balance sheet as of June 30, 1998 and the statements of income and retained earnings and of cash flows for the nine-months ended June 30, 1998 and 1997 are unaudited. In the opinion of management, these statements contain all adjustments necessary to present fairly the financial position of the Company as of June 30, 1998 and the results of its operations and its cash flows for the nine months ended June 30, 1998 and 1997. All such adjustments are of a normal recurring nature.


Note 2 - Property And Equipment

Property and equipment consisted of the following at September 30, 1997:


Machinery and equipment                                            $ 1,810,465
Construction in progress                                                69,248
                                                                  ------------
       Less accumulated depreciation                                 1,879,713
                                                                      (796,621)
                                                                  ------------
                                               TOTAL
                                                                  $  1,083,092
                                                                  ============

Depreciation expense on property and equipment for the year ended September 30, 1997 was $392,049.


Note 3 - Notes Receivable

Included in notes receivable at September 30, 1997 are unsecured, noninterest bearing advances of $135,580. The advances are payable upon demand.


Note 4 - Notes Payable

Notes payable consisted of the following balance to Security Bank and Trust Company at September 30, 1997:

Due November, 1997, prime plus 0.5%, secured by equipment.        $   173,887
                                                                  ===========

TRANS WASTE SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


Note 5 - Long-Term Debt

Long-term debt consisted of the following balances at September 30, 1997:

Trans Power,  Inc.,  interest  rates  ranging from 6.80% to 9.25%,  due in total monthly installments of $9,448 and $11,699, respectively, through
October, 1999, secured by equipment                                                                       $   143,403

Security Bank and Trust Company,  8.80%,  due in monthly  installments of $6,170
with balloon payment due August, 1999, secured by equipment.                                                  130,019

Associates Commercial  Corporation,  interest rates ranging from 8.25% to 8.50%, due in total  monthly  installments  of $9,073 and $842,  respectively,  through
March 2001, secured by equipment                                                                               80,063

Other                                                                                                          11,906
                                                                                                          -----------

                                                                                                              365,391

          Less current portion                                                                                186,132
                                                                                                          -----------

                                                                                                          $   179,259
                                                                                                          ===========

Principal payments due on long-term debt for each of the five years subsequent to September 30, 1997 are as follows:

       1998                                                 $186,132
       1999                                                  151,190
       2000                                                   27,234
       2001                                                      835
                                                            --------

                                                            $365,391
                                                            --------

All interest expense incurred during the year ended September 30, 1997 was charged to operations.


Note 6 - Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets and reporting for tax purposes on the cash basis of accounting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

TRANS WASTE SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


Note 6 - Income Taxes, Continued

The components of income tax expense for the year ended September 30, 1997 were as follows:



Current                                                                                                   $   460,777
Deferred                                                                                                      145,420
                                                                                                  -------------------

                                                                                                          $   606,197
                                                                                                  -------------------


A reconciliation of the expected income tax expense, based on the statutory rate of 40 percent (34 percent federal plus 6 percent state) for fiscal 1997 to the actual income tax expense for the year ended September 30, 1997 is as follows:

Expected income tax expense                                                                              $  626,142
Increase (decrease) in income tax expense resulting from
   State income tax deduction                                                                               (34,774)
   Nondeductible expenses                                                                                    14,085
   Other                                                                                                        744

          Total income tax expense                                                                       -----------
                                                                                                         $  606,197
                                                                                                         ==========



The Company's total deferred tax liability at September 30, 1997, was $345,521. This amount has been presented in the Company's financial statements as follows:

Current deferred tax liability                                                                           $  (296,369)
Noncurrent deferred tax liability                                                                            (49,152)
                                                                                                         -----------

    Net deferred tax liability                                                                           $  (345,521)
                                                                                                         ===========


Note 7 - Capital Leases

The Company leases equipment from Paccar Financial Corporation that is accounted for as capital leases. The leases are for 5 years each and provide that the lessee maintain payment of insurance, taxes, maintenance and other expenses pertinent to the equipment.

TRANS WASTE SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


Note 7 - Capital Leases, Continued

A schedule of the future minimum lease rentals, including purchase options on these leases totaling $51,636, is as follows at September 30, 1997:

         1998                                                    $  115,558
         1999                                                       119,018
                                                                -----------
                                                                    234,576
         Less amount representing interest                           16,673
                                                                -----------

                                                                 $  217,903
                                                                 ==========


The leases payable have been presented in the balance sheet at September 30, 1997 as follows:

       Current                                                  $    93,875
       Noncurrent                                                   124,028
                                                                -----------

                                                                 $  217,903
                                                                 ==========

Included in equipment in Note 2 at September 30, 1997, is $516,357 representing the cost capitalized for the leases and accumulated depreciation of $352,844. Depreciation of the equipment being leased was $196,124 for the year ended September 30, 1997.


Note 8 - Related Party Transactions

Included in accounts receivable at September 30, 1997, is a $129,110 receivable from Barber. Sales to Barber amounted to $93,601 for the year ended September 30, 1997. The Company also has made an advance to Barber in the amount of $230,609 which is shown as due from related party on the Company's balance sheet at September 30, 1997. This advance is non interest-bearing and payable on demand. Included in accounts payable at September 30, 1997 is a $6,305 payable to Barber.

Included in accounts payable at September 30, 1997 is a payable to Central Georgia in the amount of $2,530. Also included in accounts payable at September 30, 1997 is $121,957 payable to a related party through common ownership. Management fees paid to a related party through common ownership were $60,000 for the year ended September 30, 1997. Interest expense incurred on debt to related parties (Note 5) was $17,676 for the year ended September 30, 1997.


Note 9 - Concentrations

At times, the Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management monitors the soundness of these financial institutions and feels the Company's risk is negligible.

TRANS WASTE SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


Note 9 - Concentrations, Continued

The Company's sales are predominantly to customers throughout the State of Georgia. Accounts receivable arising from sales to customers are not collateralized, and as a result management continually monitors the financial condition of these companies and municipalities to reduce the risk of loss.

As mentioned in Note 1, the Company conducts a large portion of its business with the Solid Waste Management Authority of Crisp County, Georgia (the Authority). Sales to the Authority of $5,343,228 for the year ended September 30, 1997 represented 46% of the Company's total sales for that period. Included in accounts receivable at September 30, 1997 is $691,302 from the Authority, or 39% of the Company's total accounts receivable at that date.

The Company used primarily one landfill to dispose of waste that the Company had collected through its waste transfer stations. Included in costs of sales for the year ended September 30, 1997 is $1,364,349 of fees paid to these landfills. Accounts payable and accrued liabilities at September 30, 1997, for this landfill have been netted against the receivable from the Authority mentioned earlier in this note.


Note 10 - Subsequent Event

Effective on September 10, 1998, Waste Industries acquired, in exchange for approximately $13.3 million in cash plus 706,730 shares of Waste Industries' common stock valued at approximately $13.5 million, all of the outstanding stock of the Company. The Company's operations consisted of solid waste collection, transportation and disposal, including the operation of four transfer stations and a landfill in Albany, Georgia.

                             WASTE INDUSTRIES, INC.
               INTRODUCTION TO UNAUDITED PRO FORMA FINANCIAL DATA

 The following unaudited pro forma consolidated statement of operations data of Waste Industries, Inc. (the "Registrant") have been derived by the application of pro forma adjustments to the historical financial statements of the Registrant for the periods indicated. The adjustments are described in the accompanying notes. The unaudited pro forma consolidated statement of operations data give effect to the following as if they had occurred at the beginning of the periods presented:

o The September 10, 1998 purchase of all of the outstanding stock of Trans Waste Services, Inc. ("Trans Waste") in exchange for approximately $13.3 in cash plus 706,730 shares of the Registrant's common stock valued at approximately $13.5 million. Trans Waste is a Georgia corporation engaged in solid waste collection and the development, ownership and operation of four transfer stations and a landfill in Albany, Georgia. This acquisition has been accounted for as a purchase.

o Certain other 1998 and 1997 acquisitions (the "Other Acquisitions"), consisting of the following:

                                                Date
               Company                        Acquired                 Principal Business                    Location
               -------                        --------                 ------------------                    --------
     Greater Atlanta Sanitation, Inc.    August 28, 1998           Commercial, Industrial and         Alpharetta, GA
                                         Residential Collection
     Cumberland Waste Disposal, LLC      May 1, 1998               Commercial, Industrial and         Crossville, TN
                                         Residential Collection and
                                                                   Recycling
     Action Waste Systems, Inc.          March 31, 1998            Commercial, Industrial and         Lithia Springs, GA
                                                                   Residential Collection and
                                                                   Recycling
     Waste Disposal Services,            March 16, 1998            Commercial, Industrial and         Tunnel Hill, GA
     Inc.                                                          Residential Collection and
                                                                   Recycling
     L&M Garbage Service                 March 2, 1998             Commercial, Industrial and         Durham, NC
                                                                   Residential Collection and
                                                                   Recycling
     Garner Area Disposal, Inc.          October 31, 1997          Residential Collection             Garner, NC
     American Waste Systems, Inc.        October 31, 1997          Industrial and Residential         Lilburn, GA
                                                                   Collection
     Royal DispozAll, Inc.               October 17, 1997          Commercial and Industrial          Easley, SC
                                                                   Collection
     BFI Rocky Mount and Kinston         August 30, 1997           Commercial, Industrial and         Rocky Mount and
                                                                   Residential Collection and         Kinston, NC
                                                                   Recycling
     Waste Management Chattanooga        May 15, 1997              Commercial, Industrial and         Chattanooga, TN
                                                                   Residential Collection
     BFI Charleston                      April 30, 1997            Commercial, Industrial and         Charleston, SC
                                                                   Residential Collection and
                                                                   Recycling
     BFI Raleigh-Durham                  March 21, 1997            Residential Collection             Raleigh, NC

o The Registrant's June 1997 initial public offering ("IPO") in which it issued 1,927,700 shares of common stock at a price of $13.50 per share resulting in net proceeds after deduction of underwriting discounts and commissions and other offering expenses to the Registrant of approximately $23.2 million. The proceeds from the offering were used to repay revolving bank debt.

The Registrant's historical statements of operations were restated to reflect the following:

o On March 31, 1998, the Registrant exchanged 320,555 shares of its common stock for all of the issued and outstanding shares of common stock of (i) ECO Services, Inc. ("ECO"), a commercial, industrial and residential collection operation located in Olive Branch, MS and (ii) Air Cargo Services, Inc. ("ACS"), a commercial, industrial and residential collection and recycling operation and solid waste transporter located in Raleigh, NC. Certain of the Registrant's executive officers, who are also Registrant shareholders, owned substantially all of the common stock of ECO and ACS. Accordingly, all assets and liabilities transferred have been accounted for at historical cost in a manner similar to that of pooling-of-interests accounting pursuant to the provisions of AIN #39 of APB Opinion No. 16. The Registrant's financial statements have been restated to include the accounts and operations for all periods presented.

o On August 28, 1998, the Registrant exchanged 388,311 shares of its common stock for all of the issued and outstanding stock of Railroad Avenue Disposal, Inc., a Class I rubbish pit and gravel operation located in Olive Branch, MS. On June 30, 1998, the Registrant exchanged 330,000 shares of its common stock for all of the issued and outstanding shares of common stock of Reliable Trash Services, Inc., a commercial, industrial and residential collection and recycling operation located in Norfolk, VA. On June 16, 1998, the Registrant exchanged 21,344 shares of its common stock for all of the issued and outstanding shares of common stock of Dumpsters, Inc., an industrial collection operation located in Memphis, TN. These business combinations have been accounted for as poolings-of-interests. The financial statements have been restated to include the accounts and operations for all periods presented.

The unaudited pro forma consolidated statement of operations data do not give effect to any transactions other than the purchase of Trans Waste, the Other Acquisitions, the IPO and those discussed in the accompanying notes. The unaudited pro forma consolidated statement of operations data are provided for informational purposes only and do not purport to represent the results of operations or financial position of the Registrant had the transactions in fact occurred on such dates, nor do they purport to be indicative of the financial position or results of operations as of any futures date or for any future period.

The purchase of Trans Waste and the Other Acquisitions have been accounted for using the purchase method of accounting. The total cost of these acquisitions have been allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values. Such allocations have been based on preliminary estimates that may be revised at a later date. Accordingly, the pro forma adjustments are based upon available information and upon certain assumptions that management believes are reasonable. The actual allocation of the purchase cost and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein.

The unaudited pro forma consolidated statement of operations data and accompanying notes should be read in conjunction with the financial statements of the Registrant for the year ended December 31, 1997 and related notes thereto included in the Registrant's Form S-4 Registration Statement (No. 333-63587).

                                                                        WASTE INDUSTRIES, INC.
                                                           UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                                                                 NINE MONTHS ENDED SEPTEMBER 30, 1998

                                              Historical
                                    -------------------------------
                                     Nine-months       Nine-months
                                    September 30,        June 30,
                                        1998              1998       Pro Forma                         Other
                                      Historical       Trans Waste   Adjustments        Subtotal     Acquisitions
                                     --------------    ------------- ------------     -------------- ------------
REVENUES:
    Service revenues                 $ 124,982,002      $ 9,458,340      $     -      $ 134,440,342  $ 5,529,000
    Equipment sales                      1,334,465                -            -          1,334,465            -
                                     --------------    ------------- ------------     -------------- ------------
        Total revenues                 126,316,467        9,458,340            -        135,774,807    5,529,000
                                     --------------    ------------- ------------     -------------- ------------


OPERATING COSTS AND EXPENSES:
  Cost of service operations            77,326,428        6,877,966            -         84,204,394    2,860,000
  Cost of equipment sales                  923,892                -            -            923,892            -
                                     --------------    ------------- ------------     -------------- ------------
        Total cost of operations        78,250,320        6,877,966            -         85,128,286    2,860,000



  Selling, general and administrative   20,839,109          667,619            -         21,506,728      791,000
  Depreciation and amortization         11,860,341          355,627      424,054 (a)     12,640,022      483,000
  Merger costs                             400,410                -            -            400,410            -
  Start-up costs                           101,175                -            -            101,175            -
                                     --------------    ------------- ------------     -------------- ------------
        Total operating costs and
           expenses                    111,451,355        7,901,212      424,054        119,776,621    4,134,000
                                     --------------    ------------- ------------     -------------- ------------



OPERATING INCOME                        14,865,112        1,557,128    (424,054)         15,998,186    1,395,000

OTHER EXPENSE (INCOME):
  Interest expense                       3,191,344           36,042      645,807 (b)      3,873,193            -
  Other                                  (480,888)         (23,166)            -          (504,054)            -
                                     --------------    ------------- ------------     -------------- ------------
        Total other expense (income),
           net                           2,710,456           12,876      645,807          3,369,139            -
                                     --------------    ------------- ------------     -------------- ------------


INCOME BEFORE INCOME TAXES              12,154,656        1,544,252  (1,069,861)         12,629,047    1,395,000

INCOME TAX EXPENSE -
  Current and deferred                   4,246,000          579,000    (401,000) (c)      4,424,000      523,000
                                     ==============    ============= ============     ============== ============
NET INCOME - HISTORICAL BASIS          $ 7,908,656        $ 965,252  $ (668,861)        $ 8,205,047    $ 872,000
                                     ==============    ============= ============     ============== ============

EARNINGS PER SHARE - HISTORICAL
     BASIS:
 Basic                                      $ 0.62
                                     ==============
 Diluted                                    $ 0.60
                                     ==============



PRO FORMA INCOME TAXES                 $ 4,486,000 (d)
                                     ==============
PRO FORMA NET INCOME                   $ 7,668,656 (d)
                                     ==============
PRO FORMA EARNINGS PER SHARE:
 Basic                                      $ 0.60 (d)
                                     ==============
 Diluted                                    $ 0.59 (d)
                                     ==============



WEIGHTED-AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
  Basic                                 12,706,715
                                     ==============

  Diluted                               13,095,573
                                     ==============



                                       Pro Forma
                                       Adjustments      Subtotal      Pro Forma
                                       ------------    ------------ ---------------
REVENUES:
    Service revenues                    $        -     $ 5,529,000   $ 139,969,342
    Equipment sales                              -               -       1,334,465
                                       ------------    ------------ ---------------
        Total revenues                           -       5,529,000     141,303,807
                                       ------------    ------------ ---------------


OPERATING COSTS AND EXPENSES:
  Cost of service operations                     -       2,860,000      87,064,394
  Cost of equipment sales                        -               -         923,892
                                       ------------    ------------ ---------------
        Total cost of operations                 -       2,860,000      87,988,286



  Selling, general and administrative            -         791,000      22,297,728
  Depreciation and amortization            218,821 (a)     701,821      13,341,843
  Merger costs                                   -               -         400,410
  Start-up costs                                 -               -         101,175
                                       ------------    ------------ ---------------
        Total operating costs and
           expenses                        218,821       4,352,821     124,129,442
                                       ------------    ------------ ---------------



OPERATING INCOME                         (218,821)       1,176,179      17,174,365

OTHER EXPENSE (INCOME):
  Interest expense                         474,660 (b)     474,660       4,347,853
  Other                                          -               -       (504,054)
                                       ------------    ------------ ---------------
        Total other expense (income),
           net                             474,660         474,660       3,843,799
                                       ------------    ------------ ---------------


INCOME BEFORE INCOME TAXES               (693,481)         701,519      13,330,566

INCOME TAX EXPENSE -
  Current and deferred                   (260,000) (c)     263,000       4,687,000
                                       ============    ============ ===============
NET INCOME - HISTORICAL BASIS          $ (433,481)       $ 438,519     $ 8,643,566
                                       ============    ============ ===============

EARNINGS PER SHARE - HISTORICAL
     BASIS:
 Basic                                                                      $ 0.65
                                                                    ===============
 Diluted                                                                    $ 0.63
                                                                    ===============



PRO FORMA INCOME TAXES                                                 $ 4,927,000 (d)
                                                                    ===============
PRO FORMA NET INCOME                                                   $ 8,403,566 (d)
                                                                    ===============
PRO FORMA EARNINGS PER SHARE:
 Basic                                                                      $ 0.63 (d)
                                                                    ===============
 Diluted                                                                    $ 0.61 (d)
                                                                    ===============



WEIGHTED-AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
  Basic                                                                 13,380,905 (e)
                                                                    ===============

  Diluted                                                               13,769,763 (e)
                                                                    ===============




         See Notes to Unaudited Pro Forma Statement of Operations Data.

                             WASTE INDUSTRIES, INC.
                UNAUDITED PRO FORMA STATEMENT OF OPERATIONS DATA
                          YEAR ENDED DECEMBER 31, 1997


                                                     Historical
                                           -------------------------------
                                             Year Ended       Year Ended
                                            December 31,       September
                                                                  30,
                                                1997             1997       Pro Forma                         Other
                                             Historical       Trans Waste  Adjustments        Subtotal     Acquisitions
                                           ---------------    ------------ ------------     -------------- -------------
REVENUES:
    Service revenues                        $  127,580,690     $ 8,415,803     $      -       $135,996,493   $24,738,000
    Equipment sales                              1,601,279               -            -          1,601,279             -
                                            ---------------    ------------ ------------     -------------- -------------

        Total revenues                         129,181,969       8,415,803            -        137,597,772    24,738,000
                                            ---------------    ------------ ------------     -------------- -------------


OPERATING COSTS AND EXPENSES:
  Cost of service operations                    78,315,559       5,895,531            -         84,211,090    14,816,000
  Cost of equipment sales
                                                 1,171,002               -            -          1,171,002             -
                                           ---------------    ------------ ------------     -------------- -------------
        Total cost of operations                79,486,561       5,895,531            -         85,382,092    14,816,000


  Selling, general and administrative           24,564,335         658,419            -         25,222,754     2,574,000
  Depreciation and amortization                 11,796,807         405,578      610,638 (a)     12,813,023     1,711,000
                                           ---------------    ------------ ------------     -------------- -------------
        Total operating costs and
          expenses                             115,847,703       6,959,528      610,638        123,417,869    19,101,000
                                           ---------------    ------------ ------------     -------------- -------------

OPERATING INCOME                                13,334,266       1,456,275     (610,638)        14,179,903     5,637,000

OTHER EXPENSE (INCOME):
  Interest expense                               3,021,496          86,089      929,962 (b)      4,037,547             -
  Other                                           (634,017)       (195,919)           -           (829,936)            -
                                           ---------------    ------------ ------------     -------------- -------------
        Total other expense (income), net        2,387,479        (109,830)     929,962          3,207,611             -
                                           ---------------    ------------ ------------     -------------- -------------

INCOME BEFORE INCOME TAXES                      10,946,787       1,566,105   (1,540,600)        10,972,292     5,637,000

INCOME TAX EXPENSE:
  Current and deferred                           2,711,250         606,197     (601,000) (c)     2,716,447     2,114,000
  Effect of change in tax status                 4,300,000 (d)          -             -          4,300,000             -
                                           ---------------    ------------ ------------     -------------- -------------
NET INCOME - HISTORICAL BASIS                 $  3,935,537       $ 959,908   $ (939,600)       $ 3,955,845   $ 3,523,000
                                           ===============    ============ ============     ============== =============

EARNINGS PER SHARE - HISTORICAL BASIS:
 Basic                                              $ 0.34
                                           ===============
 Diluted                                            $ 0.33
                                           ===============

PRO FORMA INCOME TAXES                         $ 4,266,000 (d)
                                           ===============
PRO FORMA NET INCOME                           $ 6,680,787 (d)
                                           ===============
PRO FORMA EARNINGS PER SHARE:
 Basic                                              $ 0.57 (d)
                                           ===============
 Diluted                                            $ 0.55 (d)
                                           ===============

WEIGHTED-AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
  Basic                                         11,708,832
                                           ===============
  Diluted                                       12,067,844
                                           ===============


                                               Pro Forma
                                              Adjustments        Subtotal      Pro Forma
                                              -------------    ------------- ---------------
REVENUES:
    Service revenues                                $     -      $ 24,738,000  $ 160,734,493
    Equipment sales                                       -                -       1,601,279
                                               -------------    ------------- ---------------

        Total revenues                                    -       24,738,000     162,335,772
                                               -------------    ------------- ---------------


OPERATING COSTS AND EXPENSES:
  Cost of service operations                              -       14,816,000      99,027,090
  Cost of equipment sales
                                                          -                -       1,171,002
                                              -------------    ------------- ---------------
        Total cost of operations                          -       14,816,000     100,198,092


  Selling, general and administrative                     -        2,574,000      27,796,754
  Depreciation and amortization                   1,072,546 (a)    2,783,546      15,596,569
                                              -------------    ------------- ---------------
        Total operating costs and
          expenses                                1,072,546       20,173,546     143,591,415
                                              -------------    ------------- ---------------

OPERATING INCOME                                 (1,072,546)       4,564,454      18,744,357

OTHER EXPENSE (INCOME):
  Interest expense                                1,656,298 (b)    1,656,298       5,693,845
  Other                                                   -                -       (829,936)
                                              -------------    ------------- ---------------
        Total other expense (income), net         1,656,298        1,656,298       4,863,909
                                              -------------    ------------- ---------------

INCOME BEFORE INCOME TAXES                      (2,728,844)        2,908,156      13,880,448

INCOME TAX EXPENSE:
  Current and deferred                          (1,064,000)(c)     1,050,000       3,766,447
  Effect of change in tax status                         -                 -       4,300,000 (d)
                                              -------------    ------------- ---------------
NET INCOME - HISTORICAL BASIS                  $(1,664,844)      $ 1,858,156     $ 5,814,001
                                              =============    ============= ===============

EARNINGS PER SHARE - HISTORICAL BASIS:
 Basic                                                                                $ 0.43
                                                                             ===============
 Diluted                                                                              $ 0.42
                                                                             ===============

PRO FORMA INCOME TAXES                                                           $ 5,400,000 (d)
                                                                             ===============
PRO FORMA NET INCOME                                                             $ 8,480,448 (d)
                                                                             ===============
PRO FORMA EARNINGS PER SHARE:
 Basic                                                                                $ 0.63 (d)
                                                                             ===============
 Diluted                                                                              $ 0.62 (d)
                                                                             ===============

WEIGHTED-AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING:
  Basic                                                                           13,380,905 (e)
                                                                             ===============
  Diluted                                                                         13,739,917 (e)
                                                                             ===============

         See Notes to Unaudited Pro Forma Statement of Operations Data.

            Notes to Unaudited Pro Forma Statement of Operations Data

(a) Reflects amortization of goodwill and other intangible assets as follows:


                Nine Months Ended                    Year Ended
               September 30, 1998                 December 31, 1997
               ------------------                 -----------------
                               Other                            Other
           Trans Waste      Acquisitions     Trans Waste     Acquisitions
           -----------      ------------     -----------     ------------
            $ 424,054         $218,821         $610,638       $1,072,546

         The purchase of Trans Waste and the Other Acquisitions have been accounted for under the purchase method accounting. Under the purchase method of accounting, the total purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed by the Registrant based on their respective fair values as of the acquisition date based upon valuations and other studies not yet available. For purposes of the pro forma information, the excess of the purchase price over the historical net assets of Trans Waste and the Other Acquisitions ($22.4 million and $37.1 million, respectively) has been considered to be goodwill and other intangible assets, pending the completion of appraisals and other purchase price allocation adjustments. The pro forma remaining excess purchase costs to be allocated has been amortized over a weighted-average period of approximately 40 years and 25 years for Trans Waste and the Other Acquisitions, respectively.

(b) Reflects additional interest expense incurred by the Registrant in connection with the purchase of Trans Waste and the Other Acquisitions, and reductions in interest expense for the proceeds from the IPO used to repay revolving bank debt as follows:

                                    Nine Months Ended                  Year Ended
                                    September 30, 1998              December 31, 1997
                                ---------------------------    ----------------------------
                                  Principal       Interest         Principal       Interest
                                  ---------       --------         ---------       --------
        Trans Waste               $13,323,000     $645,807         $13,323,000     $ 929,962
                                                 ==========                       ===========

        Other Acquisitions         14,046,000     $474,660          50,396,000     $2,423,122
        IPO                                 -            -          23,200,000       (766,824)
                                                 ==========                       ===========
                                                  $474,660                         $1,656,298
                                                 ==========                       ===========

         Interest was computed using weighted-average interest rates of 6.98% and 7.30% for the nine months ended September 30, 1998 and for the year ended December 31, 1997, respectively.

(c) Adjusts income tax benefit for assumed tax effect of pro forma adjustments using an estimated rate 37% for the nine-months ended September 30, 1998 and 39% for the year ended December 31, 1997.

(d) The Registrant's S Corporation status was terminated on May 8, 1997 and, accordingly, the Registrant became fully subject to federal and state income taxes on May 9, 1997. In accordance with SFAS No. 109, the unaudited pro forma statement of operations financial data give effect to the recognition of deferred tax expense of $4.3 million as result of the termination of the Registrant's S Corporation election on May 8, 1997. Additionally, certain companies acquired in poolings-of-interests transactions were previously taxed as S Corporations. The recognition of the cumulative deferred tax provision associated with the conversions of these companies from S Corporations to C Corporations was immaterial to the Registrant's consolidated financial statements. Pro forma net income and earnings per share amounts have been computed as if the Company was subject to federal and all applicable state corporate income taxes for the nine months ended September 30, 1998 and for the year ended December 31, 1997.

(e) For the nine months ended September 30, 1998 pro forma weighted-average number of shares has been increased for shares issued in the 1998 acquisitions of Trans Waste (706,730 shares) and Greater Atlanta Sanitation, Inc. (22,474 shares) as if these shares had been outstanding at the beginning of the period. For the year ended December 31, 1997, pro forma weighted-average number of shares has been increased for shares issued in the (i) 1998 acquisitions of Trans Waste (706,730 shares) and Greater Atlanta Sanitation, Inc. (22,474 shares);
         (ii) 1997 acquisitions of Royal DispozAll, Inc. (49,800 shares) and Garner Area Disposal, Inc. (13,834 shares); and (iii) the IPO (1,927,700 shares) as if these shares had been outstanding at the beginning of the period.

SIGNATURES


      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    WASTE INDUSTRIES, INC.



Date: November 24, 1998             /s/ Robert H. Hall
                                    -------------------
                                    Robert H. Hall,
                                    Vice President and Chief Financial Officer